EXHIBIT 4.1

Delaware

The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “PRINCETON NATIONAL BANCORP, INC. ” AS RECEIVED AND FILED IN THIS OFFICE.
     THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:
     RESTATED CERTIFICATE, FILED THE TWELFTH DAY OF MARCH, A.D. 1992, AT 12 O’CLOCK P.M.
     CERTIFICATE OF OWNERSHIP, FILED THE NINETEENTH DAY OF JANUARY, A.D. 1995, AT 4 O’CLOCK P.M.
     CERTIFICATE OF AMENDMENT, FILED THE FIRST DAY OF AUGUST, A.D. 1997, AT 9 O’CLOCK A.M.
     CERTIFICATE OF AMENDMENT, FILED THE TWENTY-FIFTH DAY OF JULY, A.D. 2003, AT 12:22 O’CLOCK P.M.
     CERTIFICATE OF DESIGNATION, FILED THE TWENTY-NINTH DAY OF JULY, A.D. 2003, AT 8:26 O’CLOCK P.M.
     CERTIFICATE OF OWNERSHIP, FILED THE TWENTY-NINTH DAY OF JULY, A.D. 2005, AT 12:16 O’CLOCK P.M.
     AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF

0921760 8100X 090027051	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 7076955 DATE: 01-12-09
You may verify this certificate online at corp.delaware.gov/authver.shtml

Delaware

The First State
THE AFORESAID CERTIFICATE OF OWNERSHIP IS THE THIRTY-FIRST DAY OF JULY, A.D. 2005, AT 5:02 O’CLOCK P.M.

0921760 8100X 090027051	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 7076955 DATE: 01-12-09
You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 12:00 PM 03/12/1992 920725237 — 921760
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PRINCETON NATIONAL BANCORP, INC.
     Princeton National Bancorp, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1. The name of the corporation is Princeton National Bancorp, Inc. (the “Corporation”). The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on September 4, 1981.
     2. This Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of this Corporation as heretofore amended or supplemented.
     3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby amended and restated to read as herein set forth in full:
     FIRST: The name of the Corporation is Princeton National Bancorp, Inc.
     SECOND: The address of its registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.
     THIRD: The purposes of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware. Without limiting in any manner the scope and generality of the foregoing, it is hereby provided that the Corporation shall have the following purposes, objects and powers:
(a)	To improve, manage, develop, sell, assign, transfer, lease, mortgage, pledge or otherwise dispose of or turn to account or deal with all or any part of the property of the Corporation and from time to time to vary any investment or employment of capital of the Corporation.
(b)	To borrow money, and to make and issue notes, bonds, debentures, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without limit as to amount, and to secure the same by mortgage, pledge or otherwise: and generally to make and perform agreements and contracts to every kind and description, including contracts of guaranty and suretyship.

(c)	To lend money for its corporate purposes, invest and reinvest its funds, and take, hold and deal with real and personal property as security for the payment of funds so loaned or invested.

(d)	To pay pensions and establish and carry out pension, profit sharing, stock option, stock purchase, stock bonus, retirement, benefit, incentive and commission plans, trusts and provisions for any or all of its directors, officers and employees, and for any or all of the directors, officers and employees of its subsidiaries; and to provide insurance for its benefit on the life of any of its directors, officers or employees, or on the life of any stockholder for the purpose of acquiring at his death shares of its stock owned by such stockholder.

(e)	To acquire by purchase, subscription or otherwise, and to hold for investment or otherwise and to use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of stocks, bonds or any other obligations or securities of any corporation or corporations

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(including, but not limited to, stock in a national banking association); to merge or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or otherwise obligations are held or in any manner guaranteed by this Corporation, or in which this Corporation is in any way interested; and to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other obligations; and while owner of any such stock, bonds or other obligations to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon; and to guarantee the payment of dividends upon any stock the principal or interest or both, of any bonds or other obligations, and the performance of any contracts.
(f)	To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided that same be not inconsistent with the laws under which this Corporation is organized.

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(g)	The business or purpose of the Corporation is from time to time to do any one or more of the acts and things hereinabove set forth, and it shall have power to conduct and carry on its said business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

(h)	The enumeration herein of the objects and purposes of the Corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the Corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect, or impliedly by the reasonable construction of the said laws.
     FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is four million (4,000,000) shares of common stock, par value $5.00 per share.
     FIFTH: A. Number, Term and Election. The Board of Directors shall consist of not less than five nor more than twenty-five directors, with the exact number of directors to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors then in office. The directors shall be divided into three classes. At the meeting held for the election of the first board following the classification of directors, directors of the first class shall be elected for a term which shall expire at the first annual meeting of stockholders following their election, directors of the second class shall be elected for a term which

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shall expire at the second annual meeting following their election, and directors of the third class shall be elected for a term which shall expire at the third annual meeting following their election. At each annual meeting following such classification and initial election, directors chosen to succeed those whose terms expire shall be elected for a term which shall expire at the third annual meeting following their election so that the term of office of one class of directors shall expire in each year. All directors of the Corporation shall hold office until their respective successors are duly elected and qualified. Any director elected to a particular class by the stockholders or appointed by the directors pursuant to paragraph B of Article Fifth shall be eligible, upon resignation, to be elected to a different class in which a vacancy exists.
     The names and addresses of the persons who shall serve as directors and, effective upon the filing of this Amended and Restated Certificate of Incorporation, the class in which such directors shall serve, shall be as follows:

Name	Address	Class	Expiration of Term

D.E. Van Ordstrand	606 South Main Street Princeton, Illinois 61356	1	1993 Annual Meeting

Don S. Browning	606 South Main Street Princeton, Illinois 61356	1	1993 Annual Meeting

Donald E. Grubb	606 South Main Street Princeton, Illinois 61356	1	1993 Annual Meeting

Thomas M. Longman	606 South Main Street Princeton, Illinois 61356	2	1994 Annual Meeting

James P. Monier	606 South Main Street Princeton, Illinois 61356	2	1994 Annual Meeting

Tony J. Sorcic	606 South Main Street Princeton, Illinois 61356	2	1994 Annual Meeting

Dr. Harold C. Hutchinson, Jr.	606 South Main Street Princeton, Illinois 61356	3	1995 Annual Meeting

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Name	Address	Class	Expiration of Term

Thomas R. Lasier	606 South Main Street Princeton, Illinois 61356	3	1995 Annual Meeting

Stephen W. Samet	606 South Main Street Princeton, Illinois 61356	3	1995 Annual Meeting
          B. Newly Created Directorships. Unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until each such director’s successor shall have been duly elected and qualified. In no case shall a decrease in the number of directors shorten the term of any incumbent director.
          C. Removal. Any director or the entire Board of Directors may be removed from office at any time, but only for cause and by the affirmative vote of the holders of at least a majority of the outstanding common stock.
           D. Amendment, Repeal or Alteration. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding shares of the common stock, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, this Article Fifth.
     SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

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(a)	Election of directors need not be by ballot unless the by-laws so provide.

(b)	The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(c)	The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason. Notwithstanding the foregoing, any vote on any proposition involving

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the merger or consolidation of this Corporation with any other corporation or corporations which proposition has not been recommended for approval by the stockholders of this Corporation by a majority of this Corporation’s Board of Directors shall require approval or ratification by the affirmative vote of the holders of two-thirds (2/3) of the common stock of this Corporation which is represented in person or by proxy at the stockholder’s meeting at which such resolution is considered.
(d)	In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.
     SEVENTH: The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.
     EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this Corporation or of any creditor or stockholder

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thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the General Corporation Law of the State of Delaware order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders, of this Corporation, as the case may be, and also on this Corporation.
     NINTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. In addition to the voting requirement imposed by law or by any other provision of this Amended and Restated Certificate of Incorporation, this Article Tenth may not be amended, altered, or repealed, nor may any provision inconsistent with this Article Tenth be adopted, unless such action is approved by the affirmative vote of the holders of at least eighty (80%) of the then outstanding shares of the common stock.
     TENTH: The Corporation shall be governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, as amended from time to time, said section being entitled “Business Combinations with Interested Stockholders”.

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     ELEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same my be amended and supplemented.
     TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.
     This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by affirmative vote of the holders of a majority of all outstanding stock entitled to vote at a meeting of stockholders.
     IN WITNESS WHEREOF, said Princeton National Bancorp, Inc. has caused this Certificate to be signed by D. E. Van Ordstrand, its President and attested by Lou Ann Birkey, its Secretary this 10th day of March, 1992.

PRINCETON NATIONAL BANCORP, INC.
By	/s/ D. E. Van Ordstrand
D. E. Van Ordstrand, President

ATTEST:
By	/s/ Lou Ann Birkey
Lou Ann Birkey, Secretary

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STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:00 PM 01/19/1995 950014270 — 921760
CERTIFICATE OF OWNERSHIP
MERGING
HEART OF ILLINOIS INVESTMENT CORP.
INTO
PRINCETON NATIONAL BANCORP, INC.
(PURSUANT TO SECTION 253 OF THE
GENERAL CORPORATION LAW OF DELAWARE)
     Princeton National Bancorp, Inc., a corporation incorporated pursuant to the provisions of the General Corporation Law in the State of Delaware does hereby certify that this corporation owns all the capital stock of Heart of Illinois Investment Corp., a corporation incorporated under the laws of the State of Illinois, and that this corporation, by a resolution of its board of directors duly adopted at a meeting held on the 16th day of January, 1995, determined to and did merge into itself said Heart of Illinois Investment Corp. which resolutions are in the following words to wit:
     WHEREAS, Princeton National Bancorp, Inc. (the “Corporation”) owns all of the outstanding stock of Heart of Illinois Investment Corp., an Illinois corporation (“HOIIC”); and
     WHEREAS, the Board of Directors of the Corporation desires to merge HOIIC with and into the Corporation pursuant to the terms and provisions of the Plan of Merger attached hereto as Exhibit A (the “Plan of Merger”).
     NOW, THEREFORE, BE IT RESOLVED that the Board of Directors of the Corporation hereby authorizes and approves the merger of HOIIC into the Corporation pursuant to the terms and provisions of the Plan of Merger;
     FURTHER RESOLVED, that the terms and provisions of the Plan of Merger be and hereby are adopted, approved and confirmed;
     FURTHER RESOLVED, that the officers of the Corporation, and each of them, be and hereby are authorized and directed to take such actions for and on behalf and in the name of the Corporation to effect said merger, including without limitation the execution and filing of a Certificate of Ownership and Merger pursuant to Section 253 of the General Corporation Law of the State of Delaware and the execution and filing of Articles of Merger with the Illinois Secretary of State, as they may deem necessary or appropriate in order to carry out the intent and accomplish the purposes of the foregoing resolutions.

     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its president and attested by its secretary, and its corporate seal to be hereto affixed, the 16th day of January, 1995.

PRINCETON NATIONAL BANCORP, INC.
By:	/s/ D. E. Van Ordstrand
D. E. Van Ordstrand, President

ATTEST:
/s/ Lou Ann Birkey
Lou Ann Birkey, Secretary
(Seal)

Exhibit A
PLAN OF MERGER
     1. Princeton National Bancorp, Inc., a Delaware corporation (“PNB”), owns 100% of the outstanding shares of Heart of Illinois Investment Corp., an Illinois corporation (“HOIIC”).
     2. HOIIC shall merge with and into PNB and the separate corporate existence of HOIIC shall thereupon cease. PNB shall be the surviving corporation in the merger and shall continue to be governed by the laws of the state of Delaware. The merger shall have the effects specified in the General Corporation Law of the State of Delaware and the Business Corporation Act of 1983 of the State of Illinois, as amended.
     3. By virtue of the merger and without any action on the part of the holder of any share of stock of PNB or HOIIC, the following shall occur:
     (a) each issued and outstanding share of PNB shall be unchanged as a result of the merger and shall remain an issued and outstanding share of PNB; and
     (b) each issued and outstanding share of HOIIC shall be terminated and canceled and no consideration shall be provided to PNB as the sole shareholder of HOIIC.

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PRINCETON NATIONAL BANCORP, INC.
          PRINCETON NATIONAL BANCORP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
          FIRST: That on February 10, 1997, the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:
RESOLVED, that the Board of Directors hereby proposes and declares it advisable that the Certificate of Incorporation be amended by changing the article numbered “Fourth” so that, as amended, said article shall be and read as follows:
“FOURTH: The total number of shares of stock which the Corporation is authorized to issue is seven million (7,000,000) and the par value of each such share is $5.00.”
          SECOND: That thereafter, pursuant to a resolution of the Corporation’s Board of Directors, an Annual Meeting of Stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
          IN WITNESS WHEREOF, PRINCETON NATIONAL BANCORP, INC. has caused this certificate to be executed by Tony J. Sorcic, President of the Corporation, and attested by Lou Ann Birkey, its Secretary, this 29th day of July, 1997.

PRINCETON NATIONAL BANCORP, INC.
By:	/s/ Tony J. Sorcic
Tony J. Sorcic, President

ATTEST:
/s/ Lou Ann Birkey
Lou Ann Birkey, Secretary

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 08/01/1997
971257146 — 0921760

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:51 PM 07/25/2003
FILED 12:22 PM 07/25/2003
SRV 030487654 — 0921760 FILE
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PRINCETON NATIONAL BANCORP, INC.
     PRINCETON NATIONAL BANCORP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) DOES HEREBY CERTIFY:
     FIRST: That on January 20, 2003, the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Amended and Restated Certificate of Incorporation of the Corporation:
     RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting in its entirety Article Fourth and substituting in lieu thereof the following:
     FOURTH: The total number of shares of all classes which the Corporation has authority to issue is 7,100,000, of which 7,000,000 shares shall be common stock, having $5 par value per share (the “Common Stock”), and 100,000 shares shall be preferred stock, having no par value per share (the “Preferred Stock”).
     The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:
The Preferred Stock
     The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. The description of shares of each series, including, without limitation, any preferences, conversion and other rights, voting and other rights, restrictions, limitations, qualifications, and terms and conditions of redemption, shall be as set forth in resolutions from time to time hereafter adopted by the Board of Directors and in filings made as required by law from time to time prior to the issuance of such shares.
     Without limiting the generality of the foregoing, the Board of Directors is expressly vested with authority to fix and determine as to each series:
(a)	its distinctive designation,

(b)	the number of shares to be issuable,

(c)	the rate of dividend, and whether (and, if so, on what terms and conditions) dividends shall be cumulative or shall be payable in preference or in any other relation to the dividends payable on any other class or classes of stock or any other series of the Preferred Stock,

(d)	whether the shares may be redeemed and, if so, the terms and conditions on which they may be redeemed (including, without limitation, the dates upon or after which they may be redeemed and the price or prices at which they may be redeemed, which price or prices may be different in different circumstances or at different redemption dates),

(e)	whether the shares shall be issued with the privilege of conversion and, if so, the terms and conditions of such conversion or exchange (including, without limitation, the price or prices or the rate or rates of conversion or any terms for adjustment thereof),

(f)	any limitation or denial of voting rights or grant of special voting rights (it being recited for the avoidance of doubt that the Board of Directors is granted authority to limit or deny voting rights in its resolution establishing any series of the Preferred Stock and that the grant of such authority is to be deemed made under Section 151 of the General Corporation Law of the State of Delaware),

(g)	the amounts payable upon the shares in the event of involuntary or voluntary liquidation, dissolution or winding up of the Corporation, and

(h)	sinking fund provisions, if any, for the redemption or purchase of the shares (the term “sinking fund” being understood to include any similar fund, however designated).
     In all other respects the rights and preferences of all of the shares of the Preferred Stock shall be identical.
The Common Stock
     Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article Fourth of this Certificate of Incorporation, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in this Certificate of Incorporation including without limitation the followings rights and privileges:

(a)	each outstanding share of the Common Stock shall be entitled to one vote in each matter submitted to a vote at a meeting of stockholders,

(b)	dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available therefor, and

(c)	upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.
     FURTHER RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by adding the following as a new Article Eighth and renumbering the existing articles thereafter:
     EIGHTH:
     Section 1. Vote Required for Certain Business Combinations. Except as otherwise expressly provided in Section 2 of this Article, in addition to any affirmative vote required by law or by any other provision of the Certificate of Incorporation of the Corporation, the affirmative vote of the holders of at least 80% of the outstanding shares of Stock (as defined below) of the Corporation voting together as a single class shall be required for the approval or authorization of any Business Combination (as defined below) of the Corporation with any Related Person (as defined below). For the purpose of this Article:
     (a) The term “Business Combination” shall mean (i) any merger or consolidation of the Corporation or a Subsidiary (as defined below) of the Corporation with or into a Related Person or of a Related Person with or into the Corporation or a Subsidiary of the Corporation; (ii) any sale, lease, exchange, transfer, or other disposition, including, without limitation, a mortgage or any other hypothecation or transfer as collateral, of all or any Substantial Part (as defined below) of the assets either of the Corporation (including, without limitation, any voting securities of a Subsidiary) or of a Subsidiary of the Corporation to a Related Person; (iii) the issuance of any securities (other than by way of a distribution to stockholders made pro rata to all holders of the class of stock to receive the distribution) of the Corporation or a Subsidiary of the Corporation to a Related Person; (iv) the acquisition by the Corporation or a Subsidiary of the Corporation of any securities of a Related Person; (v) any recapitalization that would have the effect, directly or indirectly, of increasing the voting power of a Related Person; (vi) any merger of the Corporation into a Subsidiary of the Corporation; or (vii) any agreement, contract, or other arrangement providing for any of the transactions described in this definition of Business Combination.

     (b) The term “Continuing Director” shall mean any member of the Board of Directors who is neither Affiliated (as defined below) nor Associated (as defined below) with the Related Person and who was a member of the Board of Directors prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of Continuing Directors then members of the Board of Directors.
     (c) The term “Related Person” shall mean and include any individual, corporation, partnership, or other person or entity which, together with its Affiliates (as defined below) and Associates (as defined below), Beneficially Owns (as defined below), in the aggregate 10% or more of the outstanding Voting Stock (as defined below) of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership, or other person or entity.
     (d) The term “Substantial Part” shall mean more than 80% of the book value of the total consolidated assets of the Corporation as reported in the consolidated financial statements of the Corporation and its Subsidiaries as of the end of its most recent fiscal year ending prior to the time as of which a Substantial Part is to be determined.
     (e) The term “Voting Stock” shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation and each reference to a percentage of shares of Voting Stock shall refer to such percentage of the votes entitled to be cast by such shares.
     (f) The terms “Affiliate” and “Associate” shall have the meanings set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.
     (g) The term “Beneficially Owns” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended; provided, however, that any shares of Voting Stock of the Corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed Beneficially Owned by the Related Person whether immediately exercisable or exercisable within ten years of the date as of which Beneficial Ownership is to be determined.
     (h) The term “Subsidiary” with respect to the Corporation shall mean any corporation, partnership, limited liability company, business trust or similar entity in which a majority of any class of any equity security is owned directly or indirectly by the Corporation.
     Section 2. When Higher Vote is Not Required. The provisions of Section 1 of this Article shall not be applicable to any particular Business Combination and such Business Combination shall require only such affirmative vote as may be required by law or by any other provision of the Certificate of Incorporation of the Corporation, if all of the conditions specified in either of the following paragraphs (a) or (b) are met:
     (a) the Business Combination shall have been approved by a vote of not less than a majority of the Continuing Directors; or
     (b) all of the following conditions shall have been met:
     (i) The aggregate amount of cash and the Fair Market Value (as defined below) as of the date of the consummation of the Business Combination of the consideration, other than cash, to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:
     (A) if applicable, the highest price per share (including any brokerage commissions, transfer taxes, and soliciting dealer’s fees) paid by the Related Person for any shares of Common Stock acquired by it (1) within the two year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became a Related Person; or
     (B) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Related Person became a Related Person (such latter date is referred to in this Article as the “Determination Date”), whichever is higher; and
     (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of the consideration, other than cash, to be received per share by holders of shares of any class or series of outstanding Voting Stock, other than Common Stock, shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (b)(ii) shall be required to be met with respect to every class or series of outstanding capital stock of the Corporation other than Common Stock, whether or not the Related Person has previously acquired any shares of such class or series of Voting Stock):

     (A) if applicable, the highest per share price (including any brokerage commission, transfer taxes, and soliciting dealers’ fees) paid by the Related Person for any shares of such class or series of Voting Stock acquired by it (1) within the two year period immediately prior to the Announcement Date or (2) in the transaction in which it became a Related Person, whichever is higher; or
     (B) if applicable, the redemption price of the shares of such class or series, or if such shares have no redemption price, the highest amount per share which such class or series would be entitled to receive upon liquidation of the Corporation on the Announcement Date or the Determination Date, whichever is higher; or
     (C) the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and
     (iii) the consideration to be received in such Business Combination by holders of each class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Related Person has previously paid for shares of such class or series of Voting Stock; provided, however, that if the Related Person has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it; and
     (iv) a proxy statement responsive to the requirements of the Securities Exchange Act of 1934, as amended, shall have been mailed to public stockholders of the Corporation for the purpose of soliciting stockholder approval of the Business Combination and shall have contained at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to state and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of the Business Combination, from the point of view of the remaining public stockholders of the Corporation (such investment banking firm to be selected by a majority of the Continuing Directors and to be paid a reasonable fee for their services by the Corporation upon receipt of the opinion); provided, however, that this clause (iv) shall only be applicable if a class of equity securities of the Corporation is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.
     Section 3. Certain Definitions and Additional Provisions.
     For the purposes of this Article:
     (a) “Fair Market Value” shall mean:
     (i) in the case of stock, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the Nasdaq National Market or any quotations system then generally in use, or, if no such quotations are available, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the fair market value on the date in question of a share of such stock as determined by the Continuing Directors in good faith, which determination shall be final; and
     (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Continuing Directors in good faith, which determination shall be final.
     (b) The Board of Directors, with the approval of a majority of the total number of Continuing Directors, shall have the power and duty to determine, on the basis of information known to it after reasonable inquiry, all facts necessary to determine compliance with this Article, including, without limitation, (i) whether a person is a Related Person, (ii) the number of shares of Voting Stock Beneficially Owned by any person, (iii) whether a person is an Affiliate or Associate of another person, (iv) whether the applicable conditions set forth in paragraph (b) of Section 2 of this Article have been met with respect to any Business Combination, and (v) whether the proposed transaction is a Business Combination. Any such determinations shall be final.
     Section 4. Amendment of this Article. This Article may be amended, altered, changed, or repealed only by the affirmative vote of the holders of at least 80% of the outstanding shares of Voting Stock voting together as a single class unless the proposed amendment, alteration, change, or repeal has been recommended to the stockholders by the Board of Directors with the approval of at least two-thirds of the Continuing Directors, in which event the proposed amendment, alteration, change, or repeal shall require for approval the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Voting Stock, voting as a single class.
     SECOND: That thereafter, pursuant to a resolution of the Corporation’s Board of Directors, an Annual Meeting of Stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.
     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, PRINCETON NATIONAL BANCORP, INC, has caused this certificate to be executed by Tony J. Sorcic, President of the Corporation, and attested by Lou Ann Birkey, its Secretary, this 25th day of July, 2003.

PRINCETON NATIONAL BANCORP, INC.
By:	/s/ Tony J. Sorcic
Tony J. Sorcic, President

ATTEST:
/s/ Lou Ann Birkey
Lou Ann Birkey, Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:20 PM 07/29/2003
FILED 08:26 PM 07/29/2003
SRV 030495797 — 0921760 FILE
CERTIFICATE OF DESIGNATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
of
PRINCETON NATIONAL BANCORP, INC.
Pursuant to Section 151 of the
Delaware General Corporation Act
     Princeton National Bancorp, Inc., a Delaware corporation (the “Corporation”), through the undersigned duly authorized officer, in accordance with the provisions of Section 151 of the Delaware General Corporation Act, DOES HEREBY CERTIFY:
     That, the Board of Directors of the Corporation on July 29, 2003, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation (the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the Delaware General Corporation Act, adopted the following resolution creating a series of 50,000 Series A Junior Participating Preferred Stock, no par value per share:
     RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation, a series of the Preferred Stock of the Corporation, no par value per share, be, and hereby is, created and that the voting powers, designations, number of shares, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:
Series A Junior Participating Preferred Stock:
     Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”), the shares of such series shall be without par value and the number of shares constituting the Series A Preferred Stock shall be 50,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

     Section 2. Dividends and Distributions.
     (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $5.00 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable on the last business day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”) as provided in paragraphs (B) and (C) of this Section 2 in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1,00 in cash or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount (payable in cash) of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. If the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that was outstanding immediately prior to such event.
     (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Dale, a dividend of $1.00 per share payable in cash on the Series A Preferred Stock shall nevertheless accrue and be cumulative on the outstanding shares of Series A Preferred Stock as provided in paragraph (C) of this Section 2.
     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
     Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:
     (A) Subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. If the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that was outstanding immediately prior to such event.
     (B) Except as otherwise provided herein, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, of by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
     (C) Except as set forth herein or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
     Section 4. Certain Restrictions.
     (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, or declared and a sum sufficient for the payment therefor be set apart for payment and be in the process of payment, the Corporation shall not;
(i)	declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)	declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)	redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to both dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)	redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the holders of the respective series or classes.
     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
     Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.
     Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or as to amounts payable upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless prior thereto, the holders of Series A Preferred Stock shall have received an amount per share (rounded to the nearest cent) equal to the greater of (a) $100 per share, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, plus, in either case, an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (2) to the holders of stock ranking on a parity (either as to dividends or as to amounts payable upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity Stock in proportion to the total amounts to which the holders of all such Shares are entitled upon such liquidation, dissolution or winding up. If the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the provision clause (1)(b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that was outstanding immediately prior to such event.
     Section 7. Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, statutory share exchange, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities cash or any other property, or any combination thereof then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash or any other property (payable in kind), or any combination thereof as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that was outstanding immediately prior to such event.
     Section 8. Redemption. The shares of Series A Preferred Stock shall not be redeemable. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolving or winding up) to the Series A Preferred Stock unless the Corporation shall substantially concurrently also purchase or acquire for consideration a proportionate number of shares of Series A Preferred Stock.
     Section 9. Rank. The Series A Preferred Stock shall rank, with respect to payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

     IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by the undersigned, this 29th day of July, 2003.

PRINCETON NATIONAL BANCORP, INC.
By:	/s/ Tony J. Sorcic
Tony J. Sorcic, President

ATTEST:
/s/ Lou Ann Birkey
Lou Ann Birkey, Secretary

State of Delaware Secretary of State Division of Corporations Delivered 12:16 PM 07/29/2005 FILED 12:16 PM 07/29/2005 SRV 050626717 — 0921760 FILE
Certificate of Ownership and Merger
of
Somonauk FSB Bancorp, Inc.
with and into
Princeton National Bancorp, Inc.
     It is hereby certified that:
     1. The name and state of incorporation of each of the constituent corporations are:
     (a) Princeton National Bancorp, Inc., a Delaware corporation (hereinafter sometimes referred to as the “Company” and sometimes as the “Surviving Corporation”); and
     (b) Somonauk FSB Bancorp, Inc., a Delaware corporation (hereinafter sometimes referred to as “FSB”).
     2. FSB shall be merged with and into the Company, with the Company being the surviving corporation, in accordance with Section 253 of the General Corporation Law of the State of Delaware (hereinafter referred to as the “Merger”).
     3. The effective time of the Merger shall be 5:02 p.m. local time in Princeton, Illinois, July 31, 2005 (the “Effective Time”).
     4. At the Effective Time, the Company is the owner of 100% of the outstanding shares of each class of stock of FSB.
     5. The name of the Surviving Corporation in the Merger is, and after the effective time of the Merger shall be, “Princeton National Bancorp, Inc.” until amended in accordance with the provisions of the General Corporation Law of the State of Delaware.
     6. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be from and after the Effective Time the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with the provisions of the General Corporation Law of the State of Delaware.
     6. By virtue of the Merger, the Company shall assume all of the obligations of FSB.
     7. Resolutions were adopted by the Board of Directors of the Company approving the Merger on July 25, 2005, with a copy of the resolutions so adopted attached as Exhibit A hereto.

     In Witness Whereof, Princeton National Bancorp, Inc. has caused this Certificate of Ownership and Merger to be executed as of the 28th day of July, 2005.

Princeton National Bancorp, Inc.
By	/s/ Tony L Sorcic
	Name:	Tony L Sorcic
Its: President and Chief Executive Officer

EXHIBIT A
     RESOLVED, that pursuant to Section 253 of the General Corporation Law of the State of Delaware, Somonauk FSB Bancorp, Inc. (“FSB”) be merged with and into this Corporation (the “Merger”); and
     FURTHER RESOLVED, by virtue of the Merger this Corporation shall assume all obligations of FSB.